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Exhibit 99.1

Amphenol	News Release

World Headquarters 358 Hall Avenue P. O. Box 5030 Wallingford, CT 06492-7530 Telephone (203) 265-8900
FOR IMMEDIATE RELEASE

For Further Information: Edward G. Jepsen Executive Vice President and Chief Financial Officer 203/265-8650 www.amphenol.com

2003 FIRST QUARTER RESULTS
REPORTED BY AMPHENOL CORPORATION

        Wallingford, Connecticut. April 16, 2003. Amphenol Corporation (NYSE-APH) reported today that first quarter 2003 diluted earnings per share increased 35% to $.54 compared to $.40 per share for the 2002 period. Sales for the first quarter 2003 increased 9% to $277,774,000 compared to $255,976,000 for the 2002 period. Currency translation had the effect of increasing sales by approximately $16.8 million in the first quarter 2003 compared to the 2002 period.

        Amphenol Chairman and CEO, Martin H. Loeffler, stated: "I am extremely pleased with our first quarter results. Sales were up 9% compared to last year's first quarter. The interconnect portion of our business, which represents 89% of our sales, was up a strong 15% over last year, and the growth was broad based across substantially all of our major end markets and all major geographic regions. The excellent results reflect our continuing development of new application specific solutions and value added products for our customers as well as increasing our presence with the leading OEM's in our target markets. The coaxial cable for broadband cable television networks portion of our business, which represents 11% of our sales, was down from last year as both domestic and international cable operators have curtailed their capital spending for network upgrades and expansion. In addition to excellent overall top line growth, profitability and cash flow continued to be strong. Our operating income margin was 16.3% and cash flow from operations was $35.8 million. As previously announced, we are pursuing a refinancing of our senior credit facilities which, when completed, will include a redemption of our senior subordinated notes. Such refinancing will extend the maturity dates of principal in comparison to our current loan agreements. In addition, in late March we completed the acquisition of Insilco Holding Company's custom assembly business."

        "Notwithstanding the excellent first quarter results, the overall economic climate is uncertain and it continues to be difficult forecasting future results. I believe we are well established with leading positions in excellent and diversified markets, and we continue to increase our presence with major OEM's in these markets. However, the timing and strength of a general economic recovery is the uncertainty. Assuming a reasonable and stable economic climate and given the excellent first quarter results, I have increased confidence in achieving our earlier outlook of a 4-7% increase in revenues and a 20-25% increase in EPS (excluding debt refinancing costs) in 2003."

        The Company will host a conference call to discuss its first quarter results at 1:00 PM (EST) April 16, 2003. The toll free dial-in number to participate in this call is 800-988-0490; International dial-in number 630-395-0020; Passcode: Jepsen. There will be a replay available until 5:00 PM (EST) on

Monday, April 21, 2003. If you are unable to participate on the call and would like to hear a replay, the toll free dial-in number is 800-947-6442 and International dial-in replay number is 402-220-3498.

        Amphenol Corporation is one of the world's leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization. The primary end markets for the Company's products are communication systems for wired and wireless internet and broadband networks, industrial/automotive and military/aerospace applications.

        Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1 of the Company's Form 10-K for the year ended December 31, 2002, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION
FINANCIAL SUMMARY

	Three Months Ended March 31,
	2003	2002
Sales	$277,774,000	$255,976,000
Net income	23,313,000	17,193,000
Earnings per share—Basic	$.55	$.41
Average shares outstanding—Basic	42,572,680	42,301,349
Earnings per share—Diluted	$.54	$.40
Average shares outstanding—Diluted	43,511,042	43,442,356

AMPHENOL CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(dollars in thousands, except per share data)

	Three months ended March 31,
	2003	2002
Net Sales	$277,774	$255,976
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	182,653	170,735
Depreciation and amortization expense	8,808	8,398
Selling, general and administrative expense	41,142	36,570

Operating income	45,171	40,273
Interest expense	(8,124)	(12,838)
Other expenses, net	(1,724)	(1,186)

Income before income taxes	35,323	26,249
Provision for income taxes	(12,010)	(9,056)

Net income	$23,313	$17,193

Net income per common share—Basic	$0.55	$0.41

Average common shares outstanding—Basic	42,572,680	42,301,349

Net income per common share—Diluted	$0.54	$0.40

Average common shares outstanding—Diluted	43,511,042	43,442,356

AMPHENOL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	Mar. 31, 2003	Dec. 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and short-term cash investments	$32,142	$20,659
Accounts receivable, less allowance for doubtful accounts of $9,244 and $8,812, respectively	149,003	131,252
Inventories	209,069	205,643
Prepaid expenses and other assets	32,286	31,610

Total current assets	422,500	389,164
Land and depreciable assets, less accumulated depreciation of $296,018 and $285,427, respectively	167,103	160,690
Deferred debt issuance costs	4,031	4,382
Goodwill	495,066	486,841
Deferred taxes and other assets	37,608	37,831

	$1,126,308	$1,078,908

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$89,573	$88,533
Accrued interest	8,220	4,957
Accrued salaries, wages and employee benefits	27,122	24,568
Other accrued expenses	48,530	39,493
Current portion of long-term debt	82,437	78,363

Total current liabilities	255,882	235,914
Long-term debt	566,806	565,885
Accrued pension and post employment benefit obligations	104,695	102,418
Deferred taxes and other liabilities	6,459	7,709
Shareholders' Equity:
Common stock	43	43
Additional paid-in capital (deficit)	(274,166)	(274,282)
Accumulated earnings	545,753	522,440
Accumulated other comprehensive loss	(79,164)	(81,219)

Total shareholders' equity	192,466	166,982

	$1,126,308	$1,078,908

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  Exhibit 99.1
2003 FIRST QUARTER RESULTS REPORTED BY AMPHENOL CORPORATION
AMPHENOL CORPORATION FINANCIAL SUMMARY
AMPHENOL CORPORATION CONSOLIDATED STATEMENT OF INCOME (Unaudited) (dollars in thousands, except per share data)
AMPHENOL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET (dollars in thousands)